Exhibit 10.1
July 10, 2023

John P. Bilbrey

Dear JP:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your engagement on the Board of Directors (the “Board”) of Olaplex Holdings, Inc. (the “Company”).
•Duties and Obligations. It is anticipated that you will be appointed to the Board on or around July 10, 2023 (the actual date of such appointment, the “Effective Date”) as a Class I director with a term expiring in 2025. As of the Effective Date, you will serve as a member of the Board and provide additional services as the Executive Chair of the Board. Your rights, duties and obligations shall be as determined by the Board, and shall include the customary rights, duties and obligations commensurate with an executive chair position, including fiduciary duties of loyalty and care under applicable law. In furtherance of the foregoing, it is the Company’s expectation that you will spend up to three (3) days per week working on Company matters, and shall act diligently as an advisor to the Company’s executive team and as a member of the Board, including by actively participating in and overseeing in such capacities, either in person or, as appropriate, by telephone or videoconference, Company strategy and operations, regular and special meetings of the Board, and by preparing and reviewing such materials as are provided to members of the Board prior to such meetings. You will have access to the support of the Company’s IT team and executive assistant support, each as needed from time to time to fulfill your duties and obligations under this Agreement.
•Annual Compensation. You shall be paid a fee at the rate of $400,000 per annum for your services as a member and as the Executive Chair of the Board, payable by the Company quarterly in cash in substantially equal installments, which fee shall be subject to periodic review by the Board (the “Annual Compensation”). Each payment shall be made in arrears on the last day of the fiscal quarter in which the service occurred. Your first and last quarterly payments will be pro-rated based on days in such applicable fiscal quarter in which you provide your service. For the avoidance of doubt the Annual Compensation is in lieu of any compensation to which you would be entitled under the Company’s Non-Employee Director Compensation Policy. Notwithstanding the amount of the Annual Compensation, your “annual retainer” for purposes of calculating your required stock ownership amounts under the Company’s Executive and Director Stock Ownership Guidelines, as may be amended from time to time, shall be deemed to be the annual retainer paid to other outside directors of the Company for their service on the Board.
•Expenses. The Company will pay or reimburse you for any ordinary, necessary and reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities to the Board, subject to reasonable limits on such expenses set by the Board, applicable Company policies and such reasonable substantiation and documentation as specified from time to time by the Board. Your right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made as soon as reasonably practicable following your satisfaction of applicable substantiation and documentation requirements and in no event later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
•Restricted Stock Units. On or promptly following the Effective Date, subject to approval by the Board, you will receive a grant of restricted stock units from the Company (the “Grant”) pursuant to the Company’s 2021 Equity Incentive Plan (as from time to time amended, the “Plan”) with an aggregate value of $400,000 on the date of grant, which restricted stock units will vest in full on the first anniversary of the date of grant. The terms and conditions of the Grant shall be as set forth in a Restricted Stock Unit Agreement by and between you and the Company, dated on or around the Effective Date (the “Award Agreement”). The Grant will be subject to the terms of the Plan and the Award Agreement, and any other applicable stockholder agreements and other reasonable and customary restrictions and limitations generally applicable to equityholders of the Company or otherwise required by law.
•Duration of Appointment. Nothing in this Agreement shall entitle you to remain a member of the Board or affect or limit the right of the Company’s stockholders to remove you from the Board pursuant to the certificate of incorporation and bylaws of the Company or pursuant to applicable law. From and after the date of termination of this Agreement and your engagement on the Board, the Company shall have no further obligation to provide you with any compensation hereunder, except for the payment of any accrued but unpaid portion of the Annual Compensation, pro-rated through the date of termination, which shall be paid within thirty (30) days of such termination or such earlier date as may be required by law.
•Independent Contractor. You acknowledge and agree that you are an independent contractor and, as such, neither you nor any dependent or other individual claiming through you will be eligible to participate in, or receive benefits under, any of the employee benefit plans, programs or arrangements maintained by the Company or any of its affiliates, other than as a spouse or family member of another individual independently entitled to participate in, or receive benefits under, the terms and conditions of any such plans, programs or arrangements. You further acknowledge and agree that you will be solely responsible for the withholding and payment of all federal, state and local income taxes, Social Security and Medicare taxes, and any and all other legally required payments on sums paid to you hereunder or with respect to the Grant.
•Confidentiality. You agree that all Confidential Information which you will create or to which you have access as a result of your engagement and other associations with the Company and its affiliates is and shall remain the sole and exclusive property of the Company and its affiliates. You agree that, except as required for the proper performance of your regular duties for the Company, as expressly authorized in writing in advance by a duly authorized officer of the Company, or as required by applicable law, you will never, directly or indirectly, use or disclose any Confidential Information. You understand and agree that this restriction shall continue to apply after the termination of your engagement for any reason. For the avoidance of doubt, (i) nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or requires you to furnish notice to the Company of the same; and (ii) you understand that you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided that, notwithstanding this immunity from liability, you understand that you may be held liable if you unlawfully access trade secrets by unauthorized means. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its affiliates from any person or entity with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.
•Intellectual Property. You agree to promptly and fully disclose all Intellectual Property (as defined below) to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of further instruments of assignment or confirmation and the provision of good faith testimony by declaration, by affidavit or in-person) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to secure, prosecute and enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your engagement will be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. To the extent that you may do so under applicable law, you hereby waive and agree never to assert any Moral Rights that you may have in or with respect to any Intellectual Property, even after termination of any work on behalf of the Company. For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, designs, developments, improvements, methods, processes, procedures, plans, projects, systems, techniques, strategies, information, compositions, know-how, works, concepts and ideas, or modifications or derivatives of any of the foregoing (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your engagement that relate either to the business of the Company or any of its affiliates or to any prospective activity of the Company or any of its affiliates or that result from any work performed by you for the Company or any of its affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its affiliates. For purposes of this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right”.
•Indemnification. You and the Company agree to sign the Company’s form of Indemnification Agreement, pursuant to which the Company will indemnify you to the fullest extent permitted by Delaware corporate law subject to the terms and conditions set forth therein.
•No Conflicts. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect or limit the performance of your duties and obligations hereunder.
•Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its affiliates or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.
•Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized officer of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than the Effective Date. As of the Effective Date, this Agreement will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely,

OLAPLEX HOLDINGS, INC.

By: ___/s/ JuE Wong_________________________
Name: JuE Wong
Title: CEO

Accepted and agreed:

___/s/ John P. Bilbrey__________________
John P. Bilbrey